Exhibit 99

Georgia Gulf Enters into VCM Agreement with Westlake Chemical

ATLANTA—(BUSINESS WIRE)—Oct. 4, 2006—Georgia Gulf Corporation (NYSE: GGC) today announced that it has entered into an agreement with Westlake Chemical Corporation (NYSE: WLK) for Westlake to supply vinyl chloride monomer (VCM) to Georgia Gulf. The agreement between Georgia Gulf and Westlake will replace the prior contract that Westlake had with Royal Group Technologies and resolve the previous dispute between Westlake and Royal Group.

“The new agreement is mutually beneficial for Georgia Gulf and Westlake and allows Georgia Gulf to optimize its VCM supply,” said Edward Schmitt, Chairman, President and CEO, Georgia Gulf Corporation. “We believe the agreement represents the first step in successfully integrating Royal Group. We look forward to maintaining our good relationship with Westlake Chemical.”

Georgia Gulf

Georgia Gulf Corporation is a leading North American manufacturer and international marketer of two integrated chemical product lines, chlorovinyls and aromatics. Under Royal Group’s brands, Georgia Gulf manufactures vinyl-based building and home improvement products including custom window profiles, siding, pipe and pipe fittings, mouldings, decking, fencing, railing, and window coverings.

Georgia Gulf Corporation’s chemical products can be found in high performance plastics, pulp and paper production, packaging, chemical intermediates, pharmaceuticals and medical applications. Headquartered in Atlanta, the company has nearly 50 manufacturing facilities primarily in North America as well as a facility in China.

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating Royal Group’s business, uncertainties relating to Royal Group’s business and liabilities, uncertainties following completion of the acquisition regarding operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which Georgia Gulf and Royal Group sell, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2005, and our subsequent reports on Form 10-Q.

CONTACT:
Georgia Gulf Corporation, Atlanta
Investor Relations
Angie Tickle,
770-395-4520
or
Legislative, Community and Public Affairs
Will Hinson
225-685-2501

SOURCE: Georgia Gulf Corporation